MEMORANDUM OF UNDERSTANDING AND MODIFICATION AGREEMENT

THIS AGREEMENT, effective on the 1st day of September, 2001, is made by and between LAWRENCE W. TAGGART ("'Taggart"') and SOUTHERN STATES POWER COMPANY, INC. (the Company" or SSPC).

                                    RECITALS

A. Taggart has heretofore been hired and employed by the Company as a legal representative, and as President, Chief Executive Officer and Director. To induce Taggart to remain an employee of the Company, and to serve the best interests of the Company, Taggart and SSPC entered into an Employment Agreement on or about March 14, 2001 which is effective, binding and enforceable for a period of three (3) years from the date executed by the parties.

B. For reasons personal to Taggart and beneficial to the Company, Taggart is submitting his resignation as President, Chief Executive Officer and Director of the Company, and has agreed to remain associated with the Company in the capacity as a business and legal advisor when necessary and appropriate.

C. The terms of the Employment Agreement between the parties provide specifically for such circumstance where there is a shift or reduction in title and responsibility, and the consequence of same.

D. The purpose of this agreement is to modify the existing Employment Agreement in the particulars noted below.

     NOW THEREFORE, in consideration of the mutual promises and covenants between the parties, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.1     Modification  of  Employee  Agreement
        -------------------------------------

     Taggart hereupon agrees to waive any provision relating to reduction or change in job title or responsibility as contained in said Employment Agreement as an event which would trigger a severance under the terms of the Agreement.

2.1     Voluntary  Resignation
        ----------------------

     The voluntary resignation resulting in a reduction or change in job title from President and Chief Executive Officer to business and legal advisor shall not in any manner be construed nor intended to alter or modify any other terms and conditions contained in said Employment Agreement, and said Employment
Agreement shall continue to remain in full force and effect for the period stated notwithstanding such resignation as President and Chief Executive Officer.

3.1     Continued  Duties  and  Responsibilities
        ----------------------------------------

     As a condition of the Employment Agreement, Taggart shall continue to devote and spend not less than 40 hours per week on matters benefiting the Company, to include but not limited to legal transactional work (contracts, document preparation, leases, employment agreements); legal representation of any nature; coordination of various legal matters regarding firms and individuals advising o SEC laws and regulations; assistance in preparation for filing of 10Q's and 10K reports, and other legal filings necessary from time to time; financial, fund raising activities for various projects; general business counseling and advising, and such matters that may assist and help the Company form time to time.

     Services rendered to the Company shall be preformed at the Company's corporate office in Ontario; at the home office of Taggart, or at such location as deemed appropriate and requested by the Company from time to time.

4.1     Confirmation  of  Benefits  and  Reimbursements
        -----------------------------------------------

     The parties hereby confirm and acknowledge the consideration and benefits as contained in the existing Employment Agreement, and agree that Taggart shall continue to receive the same compensation, benefits and perquisites as granted to him before submission of his resignation.

5.1     Stock  Options
        --------------

     All options previously granted, whether vested or to be vested, and as approved and granted by the Board of Directors at specially held meetings, shall continue to be exercisable by Taggart in accordance with the terms originally granted.

     This memorandum of understanding shall also acknowledge and confirm that at a prior specially held Board meeting the Board granted one million shares of Preferred Stock in the Company, convertible to common stock, and which contained the provision that each Preferred Share contained voting rights equal to ten times (10X) that of each share of Common Stock, to Taggart in his capacity and for recognition of his services as Director of the Company. The Transfer Agent for the Company was previously instructed to issue the same amount of shares to each of the Directors, but further instructed not to complete the issuance or delivery until such time as the proper notice had been filed with the Securities and Exchange Commission. This Notice has since been filed and lodged with the SEC, and the Preferred Shares are ready to be issued.

     In order to preclude the unnecessary issuance and immediate conversion of said Preferred Shares to Common Stock to Taggart as previously approved by the Board of Directors, the parties hereby agree it would be preferable to grant Taggart options to purchase one million shares of Common Stock at the exercise price of $0.001 per share. This option shall be exercisable at any time within one year from the date of execution of this Agreement and shall be in addition to any other options that may be exercisable by Taggart. Further, these shares shall be subject to Rule 144 and may be subject also to restrictions on trading imposed on insiders. Consideration for such shares may be paid in cash at the time of exercise, or may be evidenced by a Promissory Note for the full amount due maturing one year form date of exercise and bearing interest at 10%.

6.1     Acknowledgement
        ---------------

     All other terms and conditions contained in said Employment Agreement shall remain unchanged.

     IN WITNESS WHREOF, the parties have executed this Agreement on the dates shown below.


/s/  Lawrence  W.  Taggart                            Date:  September  1,  2001
------------------------------------
LAWRENCE  W.  TAGGART


SOUTHERN  STATES  POWER  COMPANY,  INC.

By:  /s/  Harrison  A.  McCoy  III                    Date:  September  1,  2001
-------------------------------------
Harrison  A.  McCoy  III,  Director


By:  /s/  William  O.  Sheaffer                       Date:  September  1,  2001
--------------------------------------
William  O.  Sheaffer,  Director